January 21, 2011

CONSENT

I am the author of a Report dated November 23, 2010 furnished to Northwest Resources, Inc. (the “Company’) entitled Initial Phase 1 Reconnaissance Sampling Program for the Check and Checkmate Placer Mining Claim, Plumas National Forest, Plumas County, California (the “Report”).

I hereby consent to the Company’s use and summarization of information and material from the Report in connection with the Company’s Form S-1 Registration Statement filed with the Securities and Exchange Commission.

Sincerely,

/s/ Charles P. Watson
Charles P. Watson, Chief Geologist
California Professional Geologist #7818